AMENDED AND RESTATED COLLABORATION AND LICENSE
AGREEMENT
among
F. Hoffmann-La Roche Ltd
and Hoffmann-La Roche Inc.
and
Memory Pharmaceuticals Corp.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

AMENDED AND RESTATED COLLABORATION
AND LICENSE AGREEMENT
     This AGREEMENT, having a date of June 18, 2007, is made by and among, on the one hand, F.HOFFMANN-LA ROCHE LTD, a Swiss corporation having its principal place of business at Grenzacherstrasse 124, CH-4070, Basel, Switzerland and HOFFMANN-LA ROCHE INC., a New Jersey corporation, having its principal place of business at 340 Kingsland Street, Nutley, New Jersey 07110 (“Roche”) and, on the other hand, MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 (“Memory”).
INTRODUCTION
1.	Memory has discovered compounds active as PDE4 inhibitors, including a compound known as MEM1414, and owns related intellectual property rights.
2.	Roche has expertise in the research, development, manufacture and commercialization of pharmaceutical products.
3.	The parties entered into a collaboration to develop MEM1414 for commercialization; develop potential back-up compounds and other PDE4 inhibitors focused on central nervous system indications; and explore potential applications for other therapeutic areas such as respiratory disease. This collaboration was memorialized by a Collaboration and License Agreement dated July 29, 2002, as amended by an Amendment to the Collaboration and License Agreement, dated October 22, 2003 (the “Amendment”), an Amendment to the Collaboration and License Agreement dated August 6, 2004 (the “First Amendment”), a Second Amendment to the Collaboration and License Agreement dated August 18, 2005 (the “Second Agreement”), and a Third Amendment to the Collaboration and License Agreement dated February 27, 2006 (the “Third Agreement”) (the Agreement, the Amendment, the First Amendment, the Second Amendment and the Third Amendment are hereinafter referred to collectively as the “Original Agreement”).
4.	The parties now wish to amend and restate the Original Agreement as set forth in this Amended and Restated Collaboration and License Agreement (“this Agreement”), which shall supercede and replace in its entirety the Original Agreement.
5.	All licenses, options, rights and obligations contained in the Original Agreement are hereby terminated, except as expressly provided for in this Agreement. The Research Collaboration pursuant to Section 7.1 of the Original Agreement is hereby terminated and the JLT is hereby disbanded.
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6.	In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Memory and Roche agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
     1.1 “Affiliate” means (a) a business entity which owns, directly or indirectly, at least fifty percent (50%) of the voting shares or other means of control of a Party; or (b) a business entity in which at least fifty percent (50%) of the voting shares or other means of control are owned by a Party, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party. Anything to the contrary in this paragraph notwithstanding, [*], a Delaware corporation, and [*], a Japanese corporation, each shall not be deemed an Affiliate of Roche unless Roche provides written notice to Memory of its desire to include [*] and/or [*] as an Affiliate of Roche. Notwithstanding the preceding provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.
     1.2 “Agreement Term” means the term of this Agreement, more fully described in Section 9.1.
     1.3 “Bioequivalent Product” means, with respect to a given Memory Product or Product sold in a given country of the Territory by Memory, a product sold by a Third Party in such country containing a pharmaceutically equivalent PDE4 inhibitor (or an acid, salt or ester thereof) as such Memory Product or Product.
     1.4 “Collaboration Compound” means any PDE4 inhibitor that (i) either or both Parties or their Affiliates conceive in the conduct of the Research Collaboration, (ii) Memory has rights to under an agreement with a Third Party as of the Effective Date, (iii) the JLT otherwise agreed shall constitute a Collaboration Compound pursuant to the Research Workplan, or (iv) Memory conceived prior to the date of the Original Agreement. All Collaboration Compounds identified as of the Effective Date are set forth in Schedule I hereto.
     1.5 “Collaboration Patent Right” means a Patent Right Covering an Invention.
     1.6 “Collaboration Technology” means all Know-How generated in the conduct of the Research Collaboration. Collaboration Technology includes all Inventions.
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     1.7 “Cover” (including the variations such as “Covered”, “Coverage” or “Covering”) shall mean that the making, using, offering for sale, selling or importing of a given product would infringe a claim of a Patent Rights in the absence of a license under such Patent Right. The determination of whether a product is Covered by a particular Patent Right shall be made on a country-by-country basis.
     1.8 “Effective Date” means the date that this Agreement is executed.
     1.9 “Europe” means [*].
     1.10 “Field” shall mean prophylaxis and treatment of diseases, in all indications, for either human or veterinary use.
     1.11 “IND” means an Investigational New Drug Application filed with the United States Food and Drug Administration (“FDA”) for human clinical testing of a drug.
     1.12 “Invention” means an invention that is made in the conduct of the Research Collaboration.
     1.13 “JLT” means that committee organized and operating as provided in Section 7 of the Original Agreement.
     1.14 “Joint Invention” means an Invention having at least one co-inventor who is an employee, consultant or agent of each of the Parties or its Affiliate.
     1.15 “Know-How” means data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Product or Memory Product in the Territory.
     1.16 “Launch” means, with respect to a Memory Product or Product in a country of the Territory, the date of the first commercial sale by Memory, its Affiliate or its sublicensee of the given Memory Product or Product in the given country after Regulatory Approval in such country.
     1.17 “Major Market Countries” means [*].
     1.18 “Material Breach” means any (a) breach of, or any failure to comply with or perform any material representation, warranty, covenant, obligation or other provision, or (b) default or violation of any material covenant, obligation or other provision.
     1.19 “Memory Invention” means an Invention having as inventors only employees, consultants or agents of Memory or its Affiliate.
     1.20 “Memory Patent Right” means a Patent Right Covering a Memory Invention.
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     1.21 “Memory Product” means any and all products that include, in whole or as a component thereof, [*].
     1.22 “NDA” means a New Drug Application filed with the FDA, or its foreign equivalent, for a drug.
     1.23 “Net Sales” and the related term “Adjusted Gross Sales” mean:
          “Adjusted Gross Sales” means, with respect to any Memory Product or Product, the amount of gross sales of such Memory Product or Product invoiced by Memory, its Affiliates and its sub-licensees to independent third parties less deductions of returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Memory Product or Product sold, withdrawals and recalls), rebates to the extent consistently applied by Memory to its products (price reductions, rebates to social and welfare systems, charge backs, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within Memory on a product-by-product basis)), government mandated rebates and similar types of rebates (e.g., P.P.R.S, Medicaid, each as consistently applied by Memory to its products), volume (quantity) discounts, each as consistently applied by Memory to its products, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Adjusted Gross Sales.
          “Net Sales” means, for the US, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for by Memory on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).
          “Net Sales” means, for the ROW Territory, the amount calculated by subtracting from the amount of Adjusted Gross Sales a lump sum deduction of [*] percent ([*]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for by Memory on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts).
          Notwithstanding the foregoing, amounts received by Memory, its Affiliates and sublicensees for the sale of any Memory Product or Product among Memory, its Affiliates or sublicensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales.”
     1.24 “Non-Collaboration Compound” means a PDE4 inhibitor, other than a Collaboration Compound.
     1.25 “Party” means Roche and/or Memory, as applicable.
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     1.26 “Patent Right” means all rights under any patent or patent application in any country of the Territory, including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuations-in-part thereof.
     1.27 “Phase III” means, with respect to any Memory Product or Product, the third phase of human clinical trials of a drug required by the US FDA to gain evidence of efficacy in the target population, and obtain expanded evidence of safety for such Memory Product or Product, as described in 21 CFR Part 312, as it may be amended.
     1.28 “Product” means any and all products that include, [*].
     1.29 “Regulatory Approval” means, with respect to any Memory Product or Product, any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of such Memory Product or Product in the Field in a regulatory jurisdiction in the Territory by Memory, its Affiliate or its sublicensee.
     1.30 “Research Collaboration” means the collaborative non-clinical research program between the Parties, more fully described in the Research Workplan attached as Schedule B to the Original Agreement.
     1.31 “Research Workplan” means the plan of preclinical and non-clinical development activities conducted pursuant to the Research Collaboration.
     1.32 “ROW Territory” means all countries and territories other than the US.
     1.33 “Territory” means all countries and territories in the world.
     1.34 “Third Party” means a person or entity other than (i) Memory or any of its Affiliates, or (ii) Roche or any of its Affiliates.
     1.35 “US” means the United States of America and its possessions and territories, including Puerto Rico.
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ARTICLE 2
PAYMENTS TO ROCHE
     2.1 Development Event Payments.
          (a) In consideration for Roche’s contributions under the Original Agreement, Memory shall pay to Roche a non-refundable and non-creditable payment upon the first occurrence of each of following events for a Product or Memory Product. If a payment is made by Memory upon the [*] clinical trials with respect to a Product or a Memory Product and development of such Product or Memory Product is terminated, then such payment made pursuant to this Section 2.1(a) shall be creditable with respect to the [*] clinical trials for any other Product or Memory Product.

#	Event	Payment (mio US$)
1.	[*]	[*]
2.	[*]	[*]
3.	[*]	[*]
          (b) Upon the second and subsequent occurrences of each of the events described in Section 2.1(a) above for a Product or Memory Product, Memory shall pay to Roche a non-refundable and non-creditable payment equal to [*] set forth in Section 2.1(a) above with respect such event.
          (c) Each payment made under Section 2.1(a) or (b) shall be due and payable by Memory within thirty (30) days after occurrence of the applicable event. [*].
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ARTICLE 3
ROYALTIES
     3.1 Royalties.
In consideration for Roche’s contributions under the Original Agreement, Memory shall make royalty payments as follows:
          (a) Memory shall pay to Roche the following royalty payments based on Nets Sales in the Territory of any Memory Product having Regulatory Approval. The royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such Memory Product in the Territory (all Net Sales amount in $ US million):

Annual Net Sales	Percent (%) of Net Sales
[*]	[*]
[*]	[*]
[*]	[*]
By way of illustration, assume in calendar year 2012 that (i) Net Sales of a Memory Product total $[*] and (ii) no adjustments or deductions to payments under Section 3.2 of the Agreement apply. In such a case, the royalties due and payable by Memory to Roche for such Net Sales would be $ [*], calculated as follows:

Annual Net Sales (in	Applicable Sales-Based	Royalty (Payable in
Millions)	Royalty Percentage	Millions)
First US $[*]	[*]	[*]
Second US $[*]	[*]	[*]
Third US $[*]	[*]	[*]
Total	N/A	[*]
          (b) Memory shall pay to Roche the following payments for any Product having Regulatory Approval, based on Net Sales in the Territory. A Net Sales calculation shall be made for the Territory. The royalty payments shall be calculated by multiplying the following percentages by the following annual Net Sales of such Product in the Territory (all Net Sales amount in $ US million):

Annual Net Sales	Percent (%) of Net Sales
[*]	[*]
[*]	[*]
[*]	[*]
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By way of illustration, assume in calendar year 2012 that (i) Net Sales of a Product total $[*] and (ii) no adjustments or deductions to payments under Section 3.2 of the Agreement apply. The royalties due and payable by Memory to Roche for such Net Sales would be $[*], calculated as follows:

Annual Net Sales (in	Applicable Sales-Based	Royalty (Payable in
Millions)	Royalty Percentage	Millions)
First [*]	[*]	[*]
Second [*]	[*]	[*]
Third [*]	[*]	[*]
Total	NA	[*]
          (c) The term of any royalty payments shall commence on the date of Launch in each country in the Territory and continue for ten (10) years from the date thereof in such country.
     3.2 Adjustments Related to Third Party Competition. For a given Product or Memory Product in a given calendar quarter, if in a country of the Territory (a) a Third Party is selling Bioequivalent Product, and (b) Memory has an obligation to make payments under this Agreement with respect to Net Sales of the given Product or Memory Product in such country, and (c) in such country, sales of units of Bioequivalent Products in aggregate total at least [*] percent ([*]%) of the aggregate sales of units of Bioequivalent Product and Product and Memory Product as measured at the end of such calendar quarter, then Memory shall have the right to calculate royalties with respect to such calendar quarter by including only [*] percent ([*]%) of the amount Memory would have otherwise included for such country to calculate sales-based payments if no Bioequivalent Product existed in such country.
ARTICLE 4
PAYMENT, REPORTING, AUDITING
     4.1 Currency and Conversion.
          (a) All payments under this Agreement shall be in U.S. Dollars by wire transfer of immediately available funds in accordance with instruction or instructions from the Party being paid.
          (b) Whenever calculation of Net Sales requires conversion from any foreign currency, Memory shall convert the amount of Net Sales in foreign currencies using, for the countries concerned using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.
     4.2 Payments. After the Launch of any Product or Memory Product in any country of the Territory, Memory shall calculate royalty payments set forth in Article 3
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quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of a reporting period). Memory shall pay such payments quarterly within sixty (60) days after the end of each reporting period in which Net Sales occur during the Agreement Term.
     With each such payment, Memory shall deliver to Roche the following information:
               (a) Adjusted Gross Sales for each Product or Memory Product;
               (b) Net Sales for each Product or Memory Product;
               (c) The royalty payments due to Roche for the reporting period;
          If Roche reasonably requests specific information relating to gross sales of the Products or Memory Products in the Major Market, deductions therefrom to calculate Adjusted Gross Sales or Net Sales and/or adjustments thereto, Memory agrees to provide such information to Roche within a reasonable time, provided, that Roche shall have the right to exercise such requests not more than once during any period of twelve (12) consecutive months.
          If Memory does not pay Roche any amounts due under this Agreement, including pursuant to Articles 2 and 3, within the applicable time period set forth herein, then, without limiting Memory’s rights under Article 9, such payment shall bear interest, to the extent permitted by applicable law, at the average the rate of interest as published in the weekly Federal Reserve H.15 bulletin plus [*] percent ([*]%) (or a successor or similar publication) from time to time, calculated on the number of days such a payment is overdue.
     4.3 Taxes.
          (a) If provision is made in law or regulation of any country for withholding of taxes of any type, levies on Memory or other charges against Memory with respect to any amounts payable under this Agreement to Roche, Memory may promptly pay such tax, levy or charge for and on behalf of Roche to the proper governmental authority, and shall promptly furnish Roche with receipt of such payment. Memory shall have the right to deduct any such tax, levy or charge actually paid from payment due Roche or be promptly reimbursed by Roche if no further payments are due Roche. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.
     4.4 Blocked Countries. If by reason of law Memory is unable to convert to U.S. Dollars a portion of the amount due by Memory under this Agreement, then Memory shall notify Roche in writing and, upon written request from Roche, Memory
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shall pay to Roche such portion, in the currency of any other country designated by Roche and legally available to Memory.
     4.5 Accounting.
          (a) Memory shall, and shall cause its Affiliates to, maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement. Such books of account shall be kept at Memory’s principal place of business. Roche shall have the right to engage Memory’s independent, certified public accountant to perform, on behalf of Roche, an audit of such books and records of Memory and its Affiliates and sublicensees as is necessary to confirm any amounts payable to Roche under this Agreement for the period or periods requested by Roche and the correctness of any report or payments made under this Agreement.
          (b) Such audits shall be conducted during normal business hours upon reasonable prior written notice from Roche (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with Memory’s normal business activities, and shall include results of no more than three (3) preceding calendar years prior to audit notification.
          (c) Such audit shall not occur more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time. Notwithstanding the preceding, if Roche reasonably believes, after reviewing information received from Memory’s independent public accountant, that an additional audit is appropriate to address an apparent discrepancy between Memory’s returns and other information as is necessary for reporting hereunder, Roche shall have the right, by an audit specialty firm reasonably acceptable to Memory, employed by Roche and at Roche’s own expense, to perform such appropriate audit procedures.
          (d) The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying statements or compliance with this Agreement, shall be treated as Memory Confidential Information subject to Article 8 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than three (3) years from the end of the calendar year to which each shall pertain. Audit results shall be shared by Roche and Memory.
          (e) If any audit hereunder reveals an underpayment, Memory shall promptly make up such underpayment. Roche shall bear the full cost of any audit under this Section 4.5, unless such audit discloses an underpayment by Memory of more than [*] percent ([*]%) of the amount owed hereunder if Net Sales exceeds [*] dollars ($[*]) in the Territory for the calendar year, or [*] percent ([*]%) of the amount owed hereunder if Net Sales are equal to or less than [*] dollars ($[*]) in the Territory for the calendar year, in which case Memory shall bear the full cost of such audit as performed by Memory’s independent, certified public accountant and any audit specialty firm
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employed by Roche, together with interest on any such underpayment from the date otherwise due through the date of payment at the rate set forth in Section 4.2.
          (f) The failure of Roche to request verification of any payment calculation during which corresponding records are required to be retained under this Section 4.5 shall be considered acceptance of such reporting by Roche.
ARTICLE 5
THE RESEARCH COLLABORATION
     5.1 Progress Reports. Any written progress reports prepared by or for the JLT shall be deemed Confidential Information, subject to the provisions of Article 8.
     5.2 Research Collaboration Data and Regulatory Filings. As of the Effective Date, Roche shall, assign and transfer to Memory, at no expense to Memory, and free of any liens, encumbrances and security interests, all of Roche’s right, title and interest in and to (i) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for Memory Products or Products, and (ii) all data and other Collaboration Technology, including research, preclinical and clinical data, materials and information of any kind or nature whatsoever, in Roche’s possession or in the possession of its Affiliates or its or their respective agents related to the performance of the Research Collaboration or otherwise related to the Memory Products and/or the Products, or the development, manufacture or commercialization thereof ((i) and (ii) collectively, “Information”).
     5.3 Transfer of Information. Promptly after the Effective Date, Roche and Memory shall each designate a person (the “Coordinators”) who will coordinate the transfer and delivery of Information from Roche to Memory, to the extent not previously transferred and delivered by Roche to Memory pursuant to the Second Amendment. The Coordinators shall discuss and agree on the logistics for such transfer and delivery. As agreed by the Coordinators, Roche shall transfer and deliver such Information to Memory and following completion of such transfer and delivery certify to Memory in writing that, to the best of Roche’s knowledge, Roche has transferred and delivered to Memory all of such Information as required by this Section 5.3. Schedule III lists all such available Information that will be transferred and delivered to Memory. Memory shall review the Information so delivered by Roche and, within ninety (90) days after the receipt by Memory of Roche’s certification, shall provide Roche with a request for any additional Information to which Memory believes it is entitled hereunder or, if none, shall certify to Roche in writing that, to the best of Memory’s knowledge, Memory has received all of the Information to which it is entitled under Section 5.2 and 5.3. Roche shall use commercially reasonable efforts to identify any Information that Memory believes is in Roche’s possession. The foregoing certifications by the Parties are without prejudice to the rights and remedies of the Parties with respect to such Information. All Information and other Collaboration Technology transferred and delivered to Memory pursuant to this Section 5.3 shall be deemed to be Memory Confidential Information and, for the
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avoidance of any doubt, all Memory Confidential Information transferred and delivered to Memory as provided for under this Section 5.3 shall be owned by Memory.
     5.4 Questions Regarding Information. Roche will use commercially reasonable efforts to answer any questions Memory may have with regard to the Information and whether or not additional Information exists. However, under no circumstance shall Roche be obligated to generate any new data or Information, nor shall Roche be held accountable in the event it cannot answer any questions or locate any Information after using commercially reasonable efforts to do so.
     5.5 Roche Right to Use Information. Memory hereby grants to Roche a non-exclusive right to use the Information solely in, or in the furtherance of, Roche’s internal research (excluding research related to PDE inhibitors) to [*] (the “Roche Research Rights”). No rights are granted hereunder by Memory to Roche for any other purpose. No rights are granted by Memory to Roche to develop or commercialize products using the Information. The Roche Research Rights shall include the right to sublicense, but limited solely to use in, or in the furtherance of, Roche’s internal research (excluding research related to PDE inhibitors).
ARTICLE 6
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
     6.1 Ownership of Intellectual Property. As among the Parties, as of the Effective Date, Memory shall own all Memory Inventions, Memory Patent Rights, Collaboration Patent Rights and Collaboration Technology. Promptly following the execution of this Agreement, Roche shall assign to Memory all Roche’s rights, title and interest to all of the Collaboration Patent Rights, in accordance with a mutually agreed upon form of assignment. As to any such Collaboration Patent Rights identified by Roche after the Effective Date, Roche shall promptly provide Memory with written notice of the existence of any such Collaboration Patent Rights and assign any such Collaboration Patent Rights within thirty (30) days of the identification thereof. To the best of Roche’s knowledge, all Collaboration Patent Rights to which Roche has a right, title, or interest as of the Effective Date are identified on Schedule II hereto.
     6.2 Roche Right to Use Intellectual Property. Memory hereby grants to Roche under the Memory Inventions, Memory Patent Rights, Collaboration Patent Rights and Collaboration Technology, a non-exclusive right and license to make, have made, use, and import solely in, or in the furtherance of, Roche’s internal research (excluding research related to PDE inhibitors) to [*] (the “Roche Research License”). No right or license is granted by Memory to Roche for any other purpose. No right is granted by Memory to Roche to develop or commercialize any products. The Roche Research License shall include the right to sublicense, but limited solely to use in, or in the furtherance of, Roche’s internal research (excluding research related to PDE inhibitors).
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ARTICLE 7
REPRESENTATIONS AND WARRANTIES
     7.1 Representations and Warranties of Both Parties.
          Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.
     7.2 Representations and Warranties of Memory.
          Memory represents and warrants to Roche that all corporate action on the part of Memory, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Memory hereunder has been taken and this Agreement constitutes the legal and binding obligation of Memory, enforceable against Memory in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Memory will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Memory is a party or by which it or any of its property is bound.
     7.3 Representations and Warranties of Roche. Roche represents and warrants to Memory that all corporate action on the part of Roche, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Roche hereunder has been taken and this Agreement constitutes the legal and binding obligation of Roche, enforceable against Roche in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Roche will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Roche is a party or by which it or any of its property is bound.
     7.4 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. MEMORY AND ROCHE DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WHETHER THE PRODUCTS OR MEMORY PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS OR MEMORY PRODUCTS. IN NO EVENT SHALL EITHER MEMORY OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR
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CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.
ARTICLE 8
CONFIDENTIAL INFORMATION
     8.1 Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, the Parties will be sharing proprietary information (“Confidential Information”) with each other. Confidential Information disclosed under the Original Agreement, other than Memory Confidential Information, shall be considered Confidential Information under this Agreement. Except as permitted by this Agreement, each Party shall and shall cause its Affiliates to treat Confidential Information received from the other Party as it treats its own proprietary information. In particular, it shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement during the Agreement Term and for a period of [*] years thereafter; provided that, each Party (i) may disclose the Confidential Information to such of its directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Agreement, and (ii) hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of Confidential Information.
     8.2 Release from Restrictions. The provisions of Section 8.1 shall not apply to any Confidential Information which:
          (a) was known or used by the Receiving Party or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates; or
          (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of the Confidential Information; or
          (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or
          (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or
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          (e) is reasonably determined to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities of other laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party or its Affiliates uses all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and to take reasonable and lawful actions to not be required to disclose and/or minimize the degree of such disclosure.
          (f) is disclosed to a Party’s financial sources or potential acquirors of its stock or assets (directly or indirectly) so long as, with respect to a potential purchase the potential acquirer or financial source executes a confidentiality agreement which is at least as restrictive as the provisions of this Article 8.
     8.3 Exceptions. The restrictions set forth in this Article 8 shall not prevent Memory from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Memory Product or Product in accordance with the terms of this Agreement or (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to secure government approval for the development or marketing of a Memory Product or Product.
ARTICLE 9
TERM AND TERMINATION
     9.1 Agreement Term. This Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 9, on the date of expiration of all royalty and other payment obligations (the “Expiration Date”) under this Agreement. Upon the occurrence of the Expiration Date, if any, all of the rights of Memory under this Agreement shall be fully paid up and irrevocable.
     9.2 Termination for Breach. Each Party (“non-breaching Party”) shall be entitled to terminate this Agreement by written notice to the other Party (“breaching Party”) in the event that the breaching Party is in Material Breach of any of its obligations hereunder and fails to remedy such default within sixty (60) days (thirty (30) days for payment defaults) after provision of written notice thereof by the non-breaching Party. Any such notice shall specifically state that the non-breaching Party intends to or reserves the right to terminate this Agreement in the event that the breaching Party shall fail to timely remedy the default.
          The effective date of termination under this Section 9.2 for breach of a material obligation shall be the date sixty (60) days after provision of written notice thereof by the non-breaching Party.
          If Memory does not pay any full payment by reason of a good faith dispute as to whether such payment is due pursuant to the terms of this Agreement, then
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Roche shall not have the right to terminate this Agreement as a result of such nonpayment until resolution of such dispute.
     9.3 Consequences of Termination. Termination of this Agreement by Roche for Material Breach of Memory shall not relieve Memory of its obligation to pay royalties or make any payments to Roche under this Agreement.
     9.4 Survival of Obligations. Article 2, Article 3, Article 4, Article 6, Article 7, Article 8, Section 9.4, Article 10, Article 11, and any definitions used in any such Section, shall survive the termination of this Agreement in its entirety.
ARTICLE 10
ARBITRATION
Any dispute, controversy or claim (“Dispute”) arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled amicably by the Parties after a good faith discussion to resolve the Dispute by the appropriate officers of the Parties, shall be submitted by either Party to arbitration conducted in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall take place in Newark, New Jersey and shall be conducted by three (3) arbitrators, one of whom shall be designated by each Party, and the third selected by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. If the two (2) designated arbitrators are unable to agree upon a third arbitrator by two (2) months after submission of the matter to arbitration, the AAA shall select such third arbitrator within three (3) months of such original submission. The written decision of the arbitrators shall be final and binding on the parties and may be enforced in any court having jurisdiction over the Parties or their current assets. The award rendered by the arbitrators shall include the cost of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses. The parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure. If the issues in dispute involve scientific or technical matters, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. Notwithstanding the preceding provisions of this Article 10, with respect to any breach or threatened breach of Section 8.1 of this Agreement or any other provision where a Party would not be appropriately compensated by the payment of money, a party has a right to seek injunctive relief from any court of competent jurisdiction to enjoin such breach or threatened breach and/or to seek specific performance.
In the event of a Dispute, a Party shall have no right to toll or delay any obligation in this Agreement unrelated to the Dispute as a result of the Dispute. By way of example, if Memory owes Roche $5,000,000 and claims a $2,000,000 payment is not due by reason of breach of Roche, then Memory shall pay the $5,000,000, and the parties will resolve such $2,000,000 Dispute pursuant to this Article 10.
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ARTICLE 11
MISCELLANEOUS
     11.1 Indemnification.
          (a) Roche agrees to defend Memory and the other Memory Indemnified Parties at Roche’s cost and expense, and will indemnify and hold Memory and its directors, officers, employees and agents (the “Memory Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees or expenses arising out of or otherwise relating to (i) activities of Roche and its Affiliates in the conduct of any activities undertaken pursuant to this Agreement, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Non-Collaboration Compound by Roche, its Affiliates or sublicensees, and each of their distributors, representatives or anyone in privity therewith, or (iii) the gross negligence or willful misconduct of Roche, its Affiliates or sublicensees. In the event of any such claim against the Memory Indemnified Parties by a Third Party, Memory shall promptly notify Roche in writing of the claim (provided that any failure or delay to notify shall not excuse any obligations of Roche except to the extent Roche is actually prejudiced thereby) and Roche shall solely manage and control, at its sole expense, the defense of the claim and its settlement; provided further that Roche shall not settle any such claim, if such settlement may have an adverse effect on Memory, without the prior written consent of Memory, which consent shall not be unreasonably withheld. The Memory Indemnified Parties shall cooperate with Roche and may at their option and expense, be represented in any such action or proceeding. Roche shall not be liable for any litigation costs or expenses incurred by the Memory Indemnified Parties without Roche’s written authorization.
          (b) Memory agrees to defend Roche and the other Roche Indemnified Parties at Memory’s cost and expense, and will indemnify and hold Roche and its directors, officers, employees and agents (the “Roche Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees and expenses arising out of any claim, arising out of or otherwise relating to (i) activities of Memory in the conduct of any activities undertaken pursuant to this Agreement, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Memory Product or Product by Memory, its Affiliates, and licensees other than Roche, sublicensees and each of their distributors, representatives or anyone in privity therewith, and (iii) the gross negligence or willful misconduct of Memory, its Affiliates, licensees, distributors, representatives or anyone in privity therewith. In the event of any such claim against the Roche Indemnified Parties by an Independent Third Party, Roche shall promptly notify Memory in writing of the claim (provided that any failure or delay to notify shall not excuse any obligation of Memory except to the extent Memory is actually prejudiced thereby) and Memory shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Memory shall not settle any such claim if such settlement may have an adverse effect on Roche without the prior written consent of Roche, which consent shall not be unreasonably withheld. The Roche Indemnified
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Parties shall cooperate with Memory and may, at their option and expense, be represented in any such action or proceeding. Memory shall not be liable for any litigation costs or expenses incurred by the Roche Indemnified Parties without Memory’s written authorization.
     11.2 Publicity. Neither Party shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, including its terms, without the prior approval of the other Party except solely to the extent a Party reasonably believes same is otherwise required by law. Such approval shall not be unreasonably withheld. Each Party shall to the extent consistent with applicable laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the US Securities and Exchange Commission). Notwithstanding the foregoing, Memory shall be free to originate, disclose and/or publish any publicity, news release or other public agreement, except for that which contains Roche Confidential Information, without Roche’s consent.
     11.3 Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.
     11.4 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New Jersey without giving effect to principles of conflicts of law.
     11.5 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
     11.6 Notices. Any notice or other communication in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service which obtains a signed receipt. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice actually received by the addresser.
     If to Memory:
Memory Pharmaceuticals Corp.
100 Philips Parkway
Montvale, New Jersey 07645
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Attn: Head of Business Development
and
Sills Cummis Epstein & Gross, P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attn: Ira A. Rosenberg, Esq.
If to Roche:
F.Hoffmann-La Roche Ltd
Grenzacherstrasse 124
CH-4070
Basel, Switzerland
Attn: Legal Department
and
Hoffmann La-Roche Inc.
340 Kingsland Street
Nutley, NJ 07110
Attn: Corporate Secretary
     11.7 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.
     11.8 Entire Agreement. This Agreement, the Exhibits and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.
     11.9 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
     11.10 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision
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which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.
     11.11 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.
     11.12 Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with international accounting standards (“IAS”), as in effect from time to time. Unless the context otherwise requires, countries shall include territories.
     11.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

MEMORY PHARMACEUTICALS CORP.	HOFFMANN-LA ROCHE INC.

By: /s/ James R. Sulat	By: /s/ Warwick S. Bedwell

Name: James R. Sulat	Name: Warwick S. Bedwell
Title: President and CEO	Title: Vice President
Global Head of Business Development

F. HOFFMANN-LA ROCHE LTD

By: /s/ Stefan Arnold

Name: Stefan Arnold
Title: Legal Counsel

By: /s/ Robin Breckenridge

Name: Robin Breckenridge
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Schedule I
Collaboration Compounds
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Schedule II
Collaboration Patent Rights
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Schedule III
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